Exhibit 99.1

Thor Announces Increased Regular Quarterly Dividend

ELKHART, Ind.--(BUSINESS WIRE)--October 11, 2018--Thor Industries, Inc. (NYSE:THO) today announced that its Board of Directors approved, at their October 11, 2018 meeting, an increase in the amount of Thor’s regular quarterly dividend to $0.39 per share from $0.37 per share, an increase of 5%.

The regular dividend is payable on November 9, 2018, to shareholders of record at the close of business on October 25, 2018.

About Thor Industries, Inc.

Thor is the sole owner of operating subsidiaries that, combined, represent the world’s largest manufacturer of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

CONTACT:
Investor Relations
Beth Saunders
Clermont Partners
(312) 690-6008